Exhibit 99.1

CORPORATE PARTICIPANTS

Frank Stronach

 Magna Entertainment Corp. - Chairman and Interim CEO

Tom Hodgson

 Magna Entertainment Corp. - Former CEO

Blake Tohana

 Magna Entertainment Corp. - EVP and CFO

CONFERENCE CALL PARTICIPANTS

 Steve Velgot

 Cathay Financial - Analyst

 Tim Rice

 Rice Voelker - Analyst

 Gabriel Goldman

Analyst

 Naveen Bhatia

 Eagle Lake Capital - Analyst

 Anoop Prihar

 GMP Securities - Analyst

 Sandra McKee

 Baltimore Sun - Media

 Monica Hatcher

 Miami Herald - Media

 PRESENTATION

Operator

 Ladies and gentlemen, thank you for standing by, and welcome to the MEC investor conference call. (Operator Instructions). As a reminder, this conference is being recorded Thursday, September 13, 2007.

It is now my pleasure to turn the conference over to Tom Hodgson. Please proceed.

 Tom Hodgson  — Magna Entertainment Corp. - Former CEO

 Thank you, operator. Good afternoon, ladies and gentlemen. Welcome to the investor conference call we have arranged to discuss MEC’s recently announced debt elimination plan, new financing and new appointments.

I’m joined on the call this afternoon by Frank Stronach, MEC’s Chairman and Interim Chief Executive Officer, and by Blake Tohana, MEC’s Executive Vice President and Chief Financial Officer. I’m going to make a few comments and then turn the microphone over to Frank, and then we will open the call to questions from other participants.

Let me begin as usual by reminding you that there will be forward-looking statements on this call within the meaning of applicable securities laws. Rather than read the standard disclaimer to you, I refer you to the Forward-Looking Statements section of the press release issued by MEC this morning.

When we spoke to you a month ago, it was to announce that MEC had commissioned a strategic review of its assets and operations and asked my firm, Greenbrook Capital Partners, to perform the review and report back to the Board with a series of recommendations as to how to move forward. We have completed the review, reported to the Board, and this morning’s press release by MEC reflects the adoption of our recommendation with respect to a debt elimination plan for the Company.

I’m pleased to tell you that plan was approved unanimously by MEC’s Board, and I’m pleased that Frank and the Board have asked me to remain involved with the implementation of the plan. The principal objective of the plan is to eliminate the Company’s debt by December 31, 2008. Let me repeat the key words here — not to reduce debt, but to eliminate debt. It is, I hardly need say, an ambitious plan, but it is unanimously supported by MEC’s senior management and the Board, very much including the Chairman. And the Board has directed us to implement the plan as a matter of urgency.

Before describing the initiatives that will be pursued to implement the plan, let me make a few related comments.

First, the Company has announced the appointment of Tony Campbell to the Board of Directors effective yesterday. Mr. Campbell is a partner of Knott Partners Management in New York. Knott Partners has been a long-term investor in MEC and one of the Company’s largest institutional shareholders, holding some 3.4 million shares. We welcome Tony to the Board.

As a first step towards successfully implementing the plan and in order to fund MEC’s operations and necessary capital expenditures while the restructuring plan is being implemented, MEC has arranged $100 million of new funding, comprised of $20 million of new equity and up to $80 million in a new bridge loan.

The equity injection is in the form of a private placement of Class A shares to Fair Enterprise Ltd., an estate planning vehicle for the family of Frank Stronach. The shares will be priced at 90% of the volume weighted average price of the Class A stock on NASDAQ for the five trading days immediately following the issuance of our press release this morning, subject to a floor price of $1.91, which is the volume weighted average price of the Class A stock for the five trading days immediately preceding the announcement this morning. Subject to regulatory approval, MEC expects the private placement to close during the month of October and to be used to fund operations.

The full details of the bridge loan, provided by a subsidiary of MI Developments, are included in our press release, and I’m not going to repeat them all here. At a high level, let me say it is a nonrevolving loan facility maturing on May 31, 2008, and bearing an initial interest rate of LIBOR plus 10%. It is repayable from future equity and debt financing other than the Fair Enterprise private placement and from asset sales subject to the repayment of any prior ranking debt on such assets.

The bridge loan will be secured by essentially all the assets of MEC, again subject to existing prior ranking debt, and by guarantees of certain MEC subsidiaries. For more detail on the bridge loan, I refer you to the relevant section of the press release.

While the bridge loan is expensive in terms of interest rate, and obviously involves incurring more debt in the short term, it is a necessary part of the plan to have the appropriate time to effectively market MEC’s assets in a way that maximizes expected realization from sale for the benefit of all of our shareholders. Of course, both the bridge loan and the private placement were reviewed by MEC’s special committee of independent directors and recommended by them to the Board for approval.

So, with the funding in place via the bridge loan and the private placements, what are we going to be doing over the next 15 months to generate $600 to $700 million to eliminate the Company’s debt?

MEC has previously announced that it would be a willing seller of certain excess real estate, and over the past month we have also publicly announced that we are relinquishing our racing license for the Romulus site in Michigan and abandoning our application in Dixon, California. These actions have now taken place.

With respect to the properties we discussed on the last call, we have now listed for sale the properties in Dixon, California; Ocala, Florida; and Porter, New York. In addition, we intend to pursue the sale of real estate properties in Aventura and Hallandale in Florida adjacent to Gulfstream Park; in Maryland adjacent to the Laurel Park racetrack; and in Austria adjacent to the Magna Racino.

Finally, as it relates to real estate, we intend to explore the sale of our joint venture interest in the Forest City mixed-use development at Gulfstream, as well as the Caruso mixed-use development at Santa Anita. We’ve also announced our intention to proceed with the sale of racetrack assets, ideally on a going concern basis, at Great Lakes Downs in Michigan, at Thistledown in Ohio and our interest in Portland

Meadows in Oregon. In this regard, we have received a number of expressions of interest from local horsemen’s groups and would be pleased to see them purchase the track as long as it is consistent with maximizing value for shareholders.

In addition, as previously announced, we will cease racing for our own accounts at the Magna Racino in Austria at the end of the current season in November and are exploring an arrangement to have a third party utilizing the racing facility.

While these assets are extremely valuable, their sale will not get us to our objective of eliminating debt by year end 2008. We are therefore also exploring a number of other potential strategic transactions related to our racing, gaming and technology operations. These could include partnerships or joint ventures at existing and future gaming facilities; the possible sale of Remington Park in Oklahoma City; potential partnerships or joint ventures related to other racetracks, such as Santa Anita; and potential transactions involving our technology operations, possibly including one or more of the Paramax business units.

There is clearly much to do. To assist us in implementing this aspect of the plan, we expect to engage a major investment banking firm in the very near future. In addition, MEC has entered into a consulting agreement with its controlling shareholder, MID, to provide senior management assistance to MEC management and the Board to help implement the plan.

In summary, we all recognize that the elimination of MEC’s debt over the next 15 months is a very ambitious goal, requiring us to raise $600 to $700 million through a combination of asset sales, partnerships and joint ventures, and possible future equity issuance or rights offerings. Fortunately, MEC has a very strong asset base and an even stronger commitment to success.

I’m now going to turn the call over to MEC’s Chairman and Interim Chief Executive Officer, Frank Stronach. Frank?

 Frank Stronach  — Magna Entertainment Corp. - Chairman and Interim CEO

 Thank you, Tom. I want to make a few brief remarks to all our shareholders on the call. First, I want to say that I’m pleased that Tony Campbell has joined the Board of MEC. Sometimes he has been a critic, but he has always been a constructive critic. I’m sure he will make a valuable contribution to the Company and the Board.

Secondly, I want to say that I’m personally committed to the debt elimination plan. I’ve been frustrated in the past that we have not moved faster to cut our debt and sell assets that are not core to MEC’s future. When Tom Hodgson was CEO of Magna Entertainment a couple of years ago, we did make some serious progress in reducing debt. So I sought out Tom a couple of months ago to come back and help us move more quickly to do what we all knew needed to be done. I’m happy that he will stay to oversee the implementation of the plan.

Third, I want to say that I’m 100% behind the debt elimination plan that was approved unanimously by the Board last night. I’m determined that our plan will be successfully and fully implemented on a timely basis, so that MEC can really achieve its strategic potential without the burden of debt and interest expense that it has been carrying for the last number of years. I also want to stress that Fair Enterprise continues to believe in the future of MEC, as evidenced by its investment of $20 million in MEC.

We are all going to work very hard over the next year to make MEC debt free so we can concentrate on achieving an acceptable level of profitability and a good return for our shareholders.

Now I would be happy to turn over the call over to the operator, and we would be happy to answer questions. Thank you.

 QUESTION AND ANSWER

Operator

 (Operator Instructions). Steve Velgot, Cathay Financial.

 Steve Velgot  — Cathay Financial - Analyst

 Several questions, actually. The first is whether or not there is going to be some focus on increasing EBITDA apart from getting rid of some assets that were generating negative EBITDA. And then, next, I was wondering if you could talk at all about specifically what’s being done at Gulfstream slot operations to improve the win per day there more in line with some of your peers like Mardi Gras and Pompano Park. Then I just might have a follow-up based on the answers to those. Thanks.

 Frank Stronach  — Magna Entertainment Corp. - Chairman and Interim CEO

 It’s Frank Stronach. First of all, yes, we will eliminate racetracks which were marginal or lost a little money. You know, the question might be, why have you gotten in in the first place? There’s quite a number of reasons. First, we thought the real estate was reasonable. It looked like we might get slots. It looked like that some of the very restrictive government regulations would ease, but it did not happen. So we are going to sell those racetracks, like as mentioned before. We have Great Lakes Downs. We have Thistledown in Cleveland and up in Oregon, Portland Meadows.

So they’ve been very marginal. They lost a little money, but nevertheless, even if they made a little, but it took a lot of time to, because it’s so highly regulated, it took a lot of executive time. So those are going to be sold to the highest bidder. If horsemen groups or businessmen step forward, that they want to keep it going on like a racetrack operation, we would be very happy. But in the final analysis, we will try to see where we get the most monies for it. That’s one thing.

The other one, we’re taking some very drastic measurements in Austria. That has been sort of a new facility and it has not performed as we hoped. So we take some drastic measurements there.

On Florida, the other question was in regards to slot machines. The slots, we made it quite clear, we are looking for gaming partners. We have plans there that I feel very strong that we should increase our EBITDA in Florida substantially. And we made — there’s no question, we made a mistake there. We had slot operations on two levels, and any casino operator will tell you that’s not done as a rule.

So, we take a quick look and we might eliminate the downstairs floor, the downstairs slot operation in Florida. And because via that we also have — that created a bit of a problem for the horse community. There were not enough seating, so we’re trying to correct that. And yes, that’s basically it.

 Tom Hodgson  — Magna Entertainment Corp. - Former CEO

 Yes, Steve, we didn’t focus this call particularly on EBITDA improvement. We did talk about it a fair bit on the last call. But it’s a continuous process. We are looking at it at all of the tracks. Gulfstream stands out because we’ve been so disappointed with what the results have been and we’re focusing a lot of attention there. But it’s an ongoing process at all of the tracks to try to improve the EBITDA.

 Frank Stronach  — Magna Entertainment Corp. - Chairman and Interim CEO

 It’s Frank Stronach again. I’m very determined to really crack the whip, and on Gulfstream Park, I’m very optimistic that the EBITDA should be really improved, and everything else which doesn’t, we just cut it loose.

 Steve Velgot  — Cathay Financial - Analyst

 Okay. And one just quick follow-up. Is there any way that you could describe the two joint ventures in terms of either some order of magnitude, what types of proceeds you might be able to attain there?

 Frank Stronach  — Magna Entertainment Corp. - Chairman and Interim CEO

 We have not announced any joint ventures. We always said, look, we’re open, when it comes down to gaming, that we’re looking for the right joint venture partners, but at this point, there has none specific — we did not enter in any agreements. There is none at the table at this time.

 Steve Velgot  — Cathay Financial - Analyst

 Sorry, I mean the Forest City joint venture and the Caruso affiliated joint venture — yes, those two retail and mixed-use joint ventures. I’m just trying to understand if — I take it there’s only a limited group of interested parties that you would be talking to there. So I don’t know if there’s any way you could describe the order of magnitude of proceeds that we might —

 Tom Hodgson  — Magna Entertainment Corp. - Former CEO

 (multiple speakers). But to be more precise than that I think is not possible for us right now. As soon as we have something to announce, we will be very definitive.

Operator

 Tim Rice, Rice Voelker.

 Tim Rice  — Rice Voelker - Analyst

 I can’t tell you how happy I am to see this moving forward. One question I had was related to two assets that would seem to me to be including a lot of very valuable real estate and somewhat marginal racing operations, and that’s Lone Star Park and Golden Gate. Could you comment on how you view them in the future of the Company?

 Frank Stronach  — Magna Entertainment Corp. - Chairman and Interim CEO

 Well, Golden Gate is a sizable piece of land, and you are right, Tim, that for what it returns, the value of the real estate is — it’s just not in line. We are within our own minds trying to find a solution to that. But it would be way too early that we could publicly comment on it, until we have the solution firmly firmed up. But we know it’s a great concern of mine for the value of the land we have, especially the Golden Gate in San Francisco and the return it brings, it’s very — it’s most disappointing. But we are working on that, and hopefully within half a year we have a good answer on that one.

And Lone Star Park in Dallas, the land there is less of a value than in Golden Gate San Francisco. But it has — I think we can improve the EBITDA a little yet. But again, we have to see — we are still hopeful that eventually gaming will come to Lone Star Park. And so this will be a little less of a concern. It does make some monies, and I think we could make a little more on it, but it’s less of a concern than Golden Gate.

Operator

 [Gabriel Goldman].

 Gabriel Goldman Analyst

 Congratulations, Tony. I spoke to you last week. Does anybody have any idea what the net asset value of the assets in MECA are? Is the land worth X or the racetracks worth X? I mean, one hears figures of $1 billion, $2 billion, $3 billion.

 Frank Stronach  — Magna Entertainment Corp. - Chairman and Interim CEO

 But it’s reflected — our financial restatements reflect the book value. And then that you could figure out, and anybody sometimes usually land in the right places doesn’t appreciate, right? So you’ve got the book value there, and so I think anybody could reasonable put a picture together.

 Gabriel Goldman Analyst

 Well, why not publish —

 Tom Hodgson  — Magna Entertainment Corp. - Former CEO

 There are some very good analysts on the call who can make comments on net asset value. We don’t publish them.

 Gabriel Goldman Analyst

 Well, you are trying to sell land now at probably the worst time to sell, certainly in the last two, three years. The vultures are going to be just waiting for you to sell because they know you are a forced seller. Do you have any idea what it’s worth?

 Frank Stronach  — Magna Entertainment Corp. - Chairman and Interim CEO

 Well, look, we let it be known that we will sell it, and then, look, we hope there will be numerous interests, and everybody sees it a little different. And whoever gives us the highest price, that’s what we will do. It’s as simple as that.

 Gabriel Goldman Analyst

 Well, it’s a nonanswer to a question.

 Frank Stronach  — Magna Entertainment Corp. - Chairman and Interim CEO

 No, but we cannot, we could not do — if somebody asked us, well, how much? Make us an offer, because we want to have quite a number of offers.

 Tom Hodgson  — Magna Entertainment Corp. - Former CEO

 Well, let’s approach it slightly differently. Certainly in the residential sector of the market, the market is weak right now. We have commissioned appraisals for our properties and that was part of putting together the debt elimination plan. We didn’t just make up numbers and then have them add up to $600 to $700 million.

 Gabriel Goldman Analyst

 I’m glad that you have gotten valuations. Can’t you make them public?

 Tom Hodgson  — Magna Entertainment Corp. - Former CEO

 No, we can’t. Obviously, we’re going to be into a negotiation process here with respect to buyers. The other comment that I was going to make, though, which I think is very important, is that one of the reasons we’re putting in place the bridge loan with MID is precisely so that we’re not in a position where we are required to take firesale prices. These are very valuable assets. We’ve had already numerous solicited and unsolicited expressions of interest on many of them. We will go through a process that I think will result in attractive valuations from the shareholders’ perspective.

 Gabriel Goldman Analyst

 Last question is at what point would you be letting us know what progress you are making? Is it going to be a month, two months, six months?

 Frank Stronach  — Magna Entertainment Corp. - Chairman and Interim CEO

 I think anytime we would have a sale, we would book the amount.

 Tom Hodgson  — Magna Entertainment Corp. - Former CEO

 And we will comment on the quarterly conference calls in addition to that on the progress that we’re making.

Operator

 [Naveen Bhatia], Eagle Lake Capital.

 Naveen Bhatia  — Eagle Lake Capital - Analyst

 Can you guys give an update as to sort of exactly what’s going on at each of the two real estate joint ventures, the Forest City and the Caruso, just where you stand in development there? And the second question is, is there any other nonhorseracing JVs that MEC holds interests in that haven’t been disclosed in this press release?

 Frank Stronach  — Magna Entertainment Corp. - Chairman and Interim CEO

 No, I think what there would be now we disclose. On the joint ventures, I think the Gulfstream Park joint venture with Forest City, that stays under full construction. So I think it’s — I think quite a number of things are preleased, but again, we can’t talk too much on that yet. But we did have as a joint venture partner a highly recognized first-class company. So we are quite happy with that progress.

And the joint venture in Los Angeles, again, we have a joint venture with a very high-class, well-known developer, and all I can say is that the first round, that the City Council approved it unanimously, that project, but we live in a very complex society. People can object to whatever, but there’s a time period, but we hope within the next half a year that time period is up and the project be — then we can immediately get working on it and do preleasing and start construction. But we await there I would say a half a year.

 Naveen Bhatia  — Eagle Lake Capital - Analyst

 And someone needs to — has anybody objected yet?

 Frank Stronach  — Magna Entertainment Corp. - Chairman and Interim CEO

 Yes, there is a shopping mall next to it. They objected to it. But the City Council, I think there’s five on the City Council. They approved it unanimously.

 Naveen Bhatia  — Eagle Lake Capital - Analyst

 Okay, so what’s the process by which now — you just have to wait six months and then you get to start development?

 Frank Stronach  — Magna Entertainment Corp. - Chairman and Interim CEO

 No, I think it’s a little longer, but I think that’s really maybe four or five, six months already gone. And I think there’s some — I can’t give the precise details, but there’s some period yet where — and then there’s a process, and then there would be a final decision made. We are optimistic that it will be positive.

 Naveen Bhatia  — Eagle Lake Capital - Analyst

 But you’re going to be selling it in a period of uncertainty of whether or not you’re going to be able to proceed?

 Frank Stronach  — Magna Entertainment Corp. - Chairman and Interim CEO

 No, that’s why we got the bridge loan. That’s why we got — naturally, the price will be a lot higher if it’s fully permitted and fully — that we can proceed with the shopping mall, right? I mean, there’s a huge difference in the price.

 Tom Hodgson  — Magna Entertainment Corp. - Former CEO

 And that’s one of the reasons that we’re looking at a 15-month time-frame here for some of these assets as opposed to, again, any suggested firesale or quick sale on them to maximize value.

 Naveen Bhatia  — Eagle Lake Capital - Analyst

 Great, thanks. I guess just the other follow-up — is there any reason you guys didn’t just do a rights offering to all the shareholders? Was that considered or—?

 Frank Stronach  — Magna Entertainment Corp. - Chairman and Interim CEO

 Yes, and we still might consider it. We were running out of cash. So it might have taken too long, and thereby it was not an easy thing to do, right? Basically, MID is the largest shareholder, and they said, look, what about you, Stronach? How much faith do you have in the Company? And so I used a family sort of structure, that I could, as a sign of good faith, as a sign that I believe in the future, that we committed $20 million.

 Tom Hodgson  — Magna Entertainment Corp. - Former CEO

 It was seriously considered, and it was considered from the perspective that it would probably be quite a small rights issue right now, that it would take 45 to 60 days to complete and a fair bit of management time for roadshows and that sort of thing. So our conclusion was that we really ought to be focusing in the next month or so on the asset sales and getting that process underway, and that we would review it again probably in the first quarter or sometime in 2008 as to whether it was more appropriate after we had ideally completed some of the asset sales to consider a potentially bigger rights issue or equity issuance at that time.

 Naveen Bhatia  — Eagle Lake Capital - Analyst

 Good luck with the asset sales.

 Frank Stronach  — Magna Entertainment Corp. - Chairman and Interim CEO

 Maybe two more questions.

Operator

 Anoop Prihar, GMP Securities.

 Anoop Prihar  — GMP Securities - Analyst

 Just a couple of quick questions. Tom, can you give us a sense of how much debt would’ve been coming due in the next 12 months, excluding the new line from MID?

 Blake Tohana  — Magna Entertainment Corp. - EVP and CFO

 Anoop, it’s Blake. At June 30, the current amount of debt we had was $54 million that was due within 12 months at June 30.

 Anoop Prihar  — GMP Securities - Analyst

 That’s for 12 months?

 Blake Tohana  — Magna Entertainment Corp. - EVP and CFO

 Yes.

 Anoop Prihar  — GMP Securities - Analyst

 And second of all, you guys have talked about the plan in terms of having zero net debt by the end of 2008. Are you also assuming the asset base you’re left with at that point in time will be sufficient to generate positive free cash flow?

 Tom Hodgson  — Magna Entertainment Corp. - Former CEO

 Yes. That may not — again, it’s not something that we focused on in the press release or in this call. But it was, as you would expect, very much a part of the review of assets and operations that we performed over the last month to ensure that we could anticipate MEC being cash flow positive in 2009 and the completion of the debt elimination program.

 Anoop Prihar  — GMP Securities - Analyst

 And just the last question — I noticed that month to date, the net win at Gulfstream is up quite dramatically from where it was in Q2 as well as in August. How do we account for that?

 Frank Stronach  — Magna Entertainment Corp. - Chairman and Interim CEO

 We have — the previous governor just didn’t like gaming at all and there were so many obstructions, right? We couldn’t cash checks. There were not ATMs — like, it just was very, very difficult, right? We expect that it will be better as we get more into the main tourist season. But, yes, we have a lot of construction up front. It’s a little difficult. But nevertheless, we feel that we should make reasonably [beat out] there for next year.

 Tom Hodgson  — Magna Entertainment Corp. - Former CEO

 Yes, again, we haven’t focused on it on this call, but the focus on EBITDA improvement inside the Company has been very consistent, and so a lot of efforts have been made at Gulfstream, including a new restaurant, Christine Lee’s, coming in, which has been very successful, a greater focus on the poker operations, which are complementary to the slots facility, and that sort of thing.

 Frank Stronach  — Magna Entertainment Corp. - Chairman and Interim CEO

 One more question?

Operator

 Sandra McKee, Baltimore Sun.

 Sandra McKee  — Baltimore Sun - Media

 I just would like to ask about the Maryland property that is mentioned in your release. You say it’s a tract adjacent to Laurel Park. Is that a 55-acre tract on [Brockridge] Road?

 Tom Hodgson  — Magna Entertainment Corp. - Former CEO

 We made reference to it because we are trying as a matter of public disclosure to identify almost anything that might be subject of discussions in the foreseeable future. That property and that discussion is at an extremely preliminary stage. I don’t think we’re in a position to comment on it right now.

 Sandra McKee  — Baltimore Sun - Media

 So its inclusion doesn’t indicate anything in terms of other plans that might be coming into place at Laurel Park for a redesign or anything like that?

 Tom Hodgson  — Magna Entertainment Corp. - Former CEO

 No, you shouldn’t read anything into that reference in terms of the impact it would have on Laurel.

Operator

 Monica Hatcher, Miami Herald.

 Monica Hatcher  — Miami Herald - Media

 Thank you so much for taking my question at the last minute. I wanted to just see if I could get a few more details about Gulfstream and the sale of the properties around there. I guess first of all, how much has the performance of slots contributed to your decision to sell the adjacent land and the mixed-use development? Also, you haven’t listed those properties for sale. You said that you were or you are pursuing the sales and then you intend to explore the sale of the mixed-use development at Gulfstream. I was just wondering if you could just clarify a bit on those points.

 Tom Hodgson  — Magna Entertainment Corp. - Former CEO

 Sure. Monica, our disappointment on the slots performance to date is totally independent from the —

 Monica Hatcher  — Miami Herald - Media

 I’m sorry, what was that?

 Tom Hodgson  — Magna Entertainment Corp. - Former CEO

 Our disappointment with the slots performance is totally separate and independent from the consideration of selling the excess lands. Those excess lands have actually been identified for months, if not years, probably at least a couple of years, as something that MEC could look at selling that wasn’t core to the racing or the gaming operations. And so it doesn’t have anything to do with the slots performance.

 Sorry, your other question was?

 Monica Hatcher  — Miami Herald - Media

 Where exactly are you in the sale of those properties?

 Tom Hodgson  — Magna Entertainment Corp. - Former CEO

 Again, it’s at an extremely preliminary stage, and we are just evaluating, having now approved the plan, we are evaluating the way to proceed in terms of listing the properties there and whatever we think is going to maximize the value. We haven’t made those decisions yet.

 Frank Stronach  — Magna Entertainment Corp. - Chairman and Interim CEO

 Okay, thank you very much. I think we answered most questions, like all subjects kind of came up, but that does not stop you — people could call Tom or Blake or whatever, if there’s any further information required.

Again, thank you very much for your patience, and like I said, I’ve been very unhappy with the performance of MEC. I will work very hard, and I will let you know. Again, I’m optimistic that we get MEC back, that it could be a very profitable and viable company. Okay. Thank you very much.

 Tom Hodgson  — Magna Entertainment Corp. - Former CEO

 Thank you.

Operator

 Ladies and gentlemen, that does conclude our conference call for today. We thank you for your participation, and ask that you please disconnect your lines.